CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 303-3000

PENNSYLVANIA COMMERCE BANCORP

CORE DEPOSITS INCREASE 17%, LOANS UP 24%

July 19, 2006 - Harrisburg, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, and loans for the second quarter of 2006, announced Gary L. Nalbandian, Chairman of the bank holding company.

SECOND QUARTER FINANCIAL HIGHLIGHTS
June 30, 2006

			%
			Change(1)

* Total Assets:	$1.78	Billion	23%

* Core Deposits:	$1.36	Billion	17%

* Total Loans (net):	$888	Million	24%

* Total Revenues:	$18.1	Million	9%

* Net Income:	$2.1	Million	(20)%

* Diluted Net Income Per Share:	$0.32		(20)%

(1) Compared to Second Quarter Ended June 30, 2005

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total assets increased to $1.78 billion, up 23%.

➢	Core deposits grew $202 million, or 17%, over the previous 12-month period.

➢	Non-interest bearing demand deposits grew to $280 million, up 19% for the prior 12 month period.

➢	Net loans grew $175 million, or 24%, over the second quarter one year ago.

➢	Total revenues grew 9% for the quarter to $18.1 million and by $3.6 million, or 11%, for the first six months as compared to 2005.

➢	Net interest income grew 7% for the first six months of 2006 over the previous year, despite the continued flat yield curve interest rate environment.

➢	Deposit charges and service fees grew 39% for the second quarter.

➢	Net income was $2.1 million and diluted earnings per share were $0.32 for the second quarter of 2006.

Income Statement

	Three Months Ended			Six Months Ended
	June 30			June 30
	2006	2005	% Increase	2006	2005	% Increase
	(dollars in thousands, except per share data)			(dollars in thousands, except per share data)

Total Revenues:	$18,062	$16,561	9%	$35,517	$31,925	11%

Total Expenses:	14,498	12,129	20	28,423	23,276	22

Net Income:	2,050	2,555	(20)	4,087	5,016	(19)

Diluted Net Income Per Share:	$0.32	$0.40	(20)%	$0.64	$0.79	(19)%

Balance Sheet

	06/30/06	06/30/05	% Increase
	(dollars in thousands)

Total Assets:	$1,783,933	$1,450,759	23%

Total Loans (net):	888,391	713,979	24%

Core Deposits:	1,360,195	1,158,679	17%

Total Deposits:	1,416,490	1,229,461	15%

Shareholder Returns

	As of June 30, 2006

	Commerce	S & P Index

1 Year	(2)%	9%

5 Years	18%	2%

10 Years	20%	8%

Deposits

The Company’s deposit growth continues with total deposits at June 30, 2006 reaching $1.42 billion, a $187 million, or 15%, increase over total deposits of $1.23 billion one year ago. Core deposits grew by $202 million, or 17%, over the previous 12 months.

	06/30/06	06/30/05	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,360,195	$1,158,679	$201,516	17%

Total Deposits:	1,416,490	1,229,461	187,029	15%

Core Deposits

Core deposit growth by type of account is as follows:

			%	2nd Qtr 2006
	06/30/06	6/30/05	Increase	Cost of Funds
	(dollars in thousands)

Demand Non-Interest	$279,870	$234,309	19%	0.00%

Demand Interest	517,664	417,874	24%	3.45

Savings	370,118	327,389	13%	2.20

Subtotal	1,167,652	979,572	19%	2.29%

Time	192,543	179,107	8%	3.79

Total Core Deposits	$1,360,195	$1,158,679	17%	2.50%

Core deposits, excluding time deposits, grew 19% for the twelve months ended June 30, 2006.

Core deposit growth by type of customer is as follows:

	06/30/06	% Total	06/30/05	% Total	% Increase
	(dollars in thousands)

Consumer	$608,177	45%	$549,333	47%	11%

Commercial	451,869	33	355,389	31	27

Government	300,149	22	253,957	22	18

Total	$1,360,195	100%	$1,158,679	100%	17%

Net Income and Net Income Per Share

Net income totaled $2.1 million for the second quarter of 2006 as compared to net income of $2.6 million for the second quarter of 2005. Net income per fully diluted share for the second quarter was $0.32, vs. $0.40 recorded for the same period a year ago.

	Three Months Ended			Six Months Ended
	June 30			June 30
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands, except per share data)			(dollars in thousands, except per share data)

Net Income:	$2,050	$2,555	(20)%	$4,087	$5,016	(19)%

Diluted Net Income
Per Share:	$0.32	$0.40	(20)%	$0.64	$0.79	(19)%

For the first six months of 2006, net income totaled $4.1 million, down $929,000, or (19)%, compared to net income of $5.0 million for the first six months of 2005. On a diluted per share basis, net income for the first six months of 2006 was $0.64 compared to $0.79 for the first six months of 2005.

Total Revenues

	Three Months Ended			Six Months Ended
	June 30			June 30

	2006	2005	% Increase	2006	2005	% Increase
	(dollars in thousands)			(dollars in thousands)

Total Revenues:	$18,062	$16,561	9%	$35,517	$31,925	11%

Total revenues (net interest income plus non-interest income) for the second quarter increased $1.5 million to $18.1 million, a 9% increase over the second quarter of 2005. Total revenues for the first six months of 2006 increased by $3.6 million, or 11%, over the same period in 2005.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter 2006 of $13.4 million represented a 5% increase over the $12.9 million recorded a year ago despite the impact of the continued flat yield curve interest rate environment. For the first six months of 2006, net interest income totaled $26.6 million, up $1.6 million, or 7% over the $25.0 million recorded in the first six months of 2005. The Company’s core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income for the second quarter and for the first six months.

The net interest margin for the second quarter of 2006 was 3.26% compared to 3.88% for the second quarter of 2005. The decrease in net interest margin is the result of the continued increase in short-term interest rates as initiated by the Federal Reserve Board and the continued flat yield curve.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the flat yield curve.

	Net Interest Income
Quarter Ended	Volume	Rate	Total	%
June 30	Increase	Change	Increase	Increase
	(dollars in thousands)

Quarter	$2,085	$(1,492)	$593	5%

First Six Months	4,436	(2,804)	1,632	7%

Excluding the impact of the negative rate change, the Company’s net interest income would have increased 16% for the second quarter and 18% for the first six months ended June 30, 2006.

Non-Interest Income

Non-interest income for the second quarter of 2006 increased to $4.6 million from $3.7 million a year ago, a 25% increase. Non-interest income for the first six months of 2006 was $8.9 million, a 28% increase over the $6.9 million earned in the first six months of 2005. The growth in non-interest income for the second quarter was reflected in increased deposit charges and service fees as depicted below:

	Three Months Ended			Six Months Ended
	June 30			June 30

	2006	2005	% Increase	2006	2005	% Increase
	(dollars in thousands)			(dollars in thousands)
Deposit Charges
& Service Fees	$4,204	$3,018	39%	$7,925	$5,713	39%
Other Income	410	502	(18)	947	1,013	(7)
Subtotal	4,614	3,520	31	8,872	6,726	32
Net Investment Securities Gains	-	186		-	186
Total Non-Interest Income	$4,614	$3,706	25%	$8,872	$6,912	28%

Non-Interest Expenses

Non-interest expenses for the second quarter of 2006 were $14.5 million, up 20% from $12.1 million a year ago. Non-interest expenses for the first six months of 2006 were $28.4 million, up 22% from $23.3 million a year ago. The increases in non-interest expenses for the quarter were widespread across all categories, reflecting the Company’s continued store expansion program. The Company remains focused on controlling costs while continuing to execute its growth strategy. On a linked quarter basis, non-interest expenses were up $573,000, or 4%.

Lending

Net loans increased $174 million, or 24%, to $888 million from $714 million a year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	Loan Composition

	06/30/06	% of Total	06/30/05	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$271,452	30%	$204,813	28%	$66,639	33%
Owner Occupied	116,739	13	93,168	13	23,571	25
Total Commercial	388,191	43	297,981	41	90,210	30

Consumer	265,084	30	219,367	30	45,717	21
Commercial Real Estate	244,793	27	205,204	29	39,589	19

Gross Loans	$898,068	100%	$722,552	100%	$175,516	24%

Asset Quality

Non-performing assets and loans past due 90 days at June 30, 2006 totaled $3.3 million, or 0.19%, of total assets, versus $1.6 million, or 0.11%, of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the second quarter were 0.06%, the same as for the second quarter of last year.

The Company’s asset quality ratios are highlighted below:

	06/30/06	06/30/05

Non-Performing Assets/Assets	0.19%	0.11%
Loan Loss Reserve/Gross Loans	1.08%	1.19%
Non-Performing Loan Coverage	306%	655%
Non-Performing Assets/Capital
and Reserves	3%	2%

Investments

The Company’s investment portfolio increased by 19%, to $ 723 million from $607 million one year ago, with 56% of total securities in the available for sale portfolio and 44% in the held to maturity portfolio. The investment portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.32%, a weighted average life of 6.6 years and a current duration of 4.0 years as of June 30, 2006.

Capital

Stockholders’ equity at June 30, 2006 totaled $94 million, an increase of $2.6 million, or 3%, over stockholders’ equity of $91 million at June 30, 2005. Return on average stockholders’ equity (ROE) for the second quarter and six months ending June 30, 2006 and 2005 is shown in the table below:

Return on Equity

Three Months Ended		Six Months Ended

06/30/06	06/30/05	06/30/06	06/30/05

8.83%	11.47%	8.88%	11.58%

The Company’s capital ratios at June 30, 2006 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	6.48%	5.00%
Tier 1	9.36%	6.00
Total Capital	10.15%	10.00

New Stores and Expansion Plans

➢	On April 29, 2006, the Company relocated a branch office from a rented facility at Senate Avenue in Camp Hill, Pennsylvania to a newly constructed store in Lemoyne, Pennsylvania.

➢	The Company plans to open 2 new stores in the second half of 2006 initiating our entry into the Lancaster County market.

➢	Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to differ materially from the future results, performance or achievements the Company has anticipated in such forward-looking statements. You should note that many factors could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained or incorporated by reference in this document. Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.